DUPLICATE

BRITISH COLUMBIA

Number: BC0826848

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that USA POTASH CORP. changed its name to INCUBARA CAPITAL CORP. on March 19, 2018 at 04:20 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 19, 2018

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada